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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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U.S. Unwired Inc.

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US UNWIRED INC.

901 Lakeshore Drive

Lake Charles, LA 70601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2005

To the Stockholders of US Unwired Inc.:

The 2005 Annual Meeting of Stockholders of US Unwired Inc. will be held on April 26, 2005, at 8:30 a.m., central daylight time, at 901 Lakeshore Drive, first floor, Lake Charles, Louisiana, to:

(i)	elect directors,

(ii)	vote on a proposal to amend the US Unwired Inc. Equity Incentive Plan to increase the number of shares authorized under it by 4,500,000 shares, and

(iii)	transact such other business as may properly be brought before the meeting or any adjournments thereof.

Only holders of record of US Unwired’s Common Stock at the close of business on March 7, 2005, are entitled to notice of and to vote at the meeting.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors

Thomas G. Henning

Secretary

Lake Charles, Louisiana

March 16, 2005

US UNWIRED INC.

901 Lakeshore Drive

Lake Charles, LA 70601

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

APRIL 26, 2005

This Proxy Statement is furnished to holders of our Common Stock in connection with the solicitation on behalf of your Board of Directors (the “Board”) of proxies for use at our Annual Meeting of Stockholders (the “Meeting”) to be held on April 26, 2005, at the time and place set forth in the accompanying notice and at any adjournments thereof.

Holders of record of our Common Stock at the close of business on March 7, 2005, are entitled to notice of and to vote at the Meeting. On that date, we had outstanding 163,834,517 shares of Common Stock, each of which is entitled to one vote.

You may revoke any proxy at any time before its exercise by filing with our Secretary a written revocation or duly executed proxy bearing a later date. If you vote in person at the Meeting in a manner inconsistent with a proxy previously filed on your behalf you will be deemed to have revoked the proxy as it relates to the matter voted upon in person.

This Proxy Statement is first being mailed to stockholders on or about March 22, 2005. The cost of preparing and mailing proxy materials as well as soliciting proxies in the enclosed form will be borne by us. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, fax, e-mail and telex. Banks, brokerage houses and other nominees or fiduciaries will be asked to forward the soliciting material to their principals and to obtain authorization to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

ELECTION OF DIRECTORS

Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term. At the Meeting, Class II Directors will be elected to serve until the third succeeding annual meeting and until their successors have been duly elected and qualified. Directors will be elected by plurality vote.

Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the two Class II director nominees named below. If one or more nominees cannot be a candidate at the Meeting, the shares represented will be voted in favor of such other nominees as may be designated by the Board.

The Board does not have a nominating committee or other committee performing similar functions. A majority of our independent directors does, however, approve all nominees for election, and a shareholder who desires a person to be considered as a director should address any communication to our Chairman of the Board at our address, following the procedures described below. Similarly, a shareholder who wishes to communicate with the Board on any other subject should direct his communications to our Secretary, who will be responsible for disseminating such communications to the Board.

The nominees for election at this meeting were selected by the Board. Messrs. Harley M. Ruppert, Thomas J. Sullivan and Christopher J. Stadler were selected pursuant to an agreement with Investcorp, S.A., to permit it to nominate a specific number of persons for election to our Board, and Mr. Lawrence C. Tucker was selected pursuant to our agreement with the 1818 Fund III, LLP to permit it to nominate at least one person for election to our Board.

Other than the Board, only shareholders entitled to vote for the election of directors who have complied with the procedures of our Bylaws may nominate a person for election. To do so, the shareholder must have given written notice to us by November 22, 2004 of the following: (1) as to each proposed nominee, (a) his or her name, age, business address, residential address, principal occupation or employment, and the number of shares of our stock of which he or she is the beneficial owner, (b) his or her written consent to being named as a nominee and to serve if elected and (c) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and (2) as to the shareholder giving the notice, his or her name and address and the number of shares of our stock of which he or she is the beneficial owner. Two inspectors, not affiliated with us, appointed by our Secretary, will determine whether the notice provisions were met; if they determine that the shareholder has not complied with our Bylaws, the defective nomination will be disregarded.

Nominees for election to the Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. The Board seeks directors with integrity and proven business judgment, management ability and a diverse mix of backgrounds, experiences, geography, gender and ethnicity, including:

•	Experience serving as a chief executive officer or other senior corporate executive;

•	International business experience;

•	Telecommunications industry experience; and

•	Finance, accounting or banking experience.

These are only threshold criteria, however, and the Board will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

The following table sets forth certain information as of February 15, 2005, with respect to each director nominee and each director whose term as a director will continue after the Meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The Board recommends a vote for each of the two nominees named below.

Director nominees for terms to expire in 2008 (Class II Directors)

Name	Age	Principal Occupation	Year First Became Director
Robert W. Piper	46	President and Chief Executive Officer	1997
Christopher J. Stadler(1)	40	Managing Director, Investcorp, S. A.	2002

Directors whose terms expire in 2006 (Class III Directors)
William L. Henning, Jr.(2)	52	Chairman of our Board	1988	(3)
Lawrence C. Tucker(4)	62	General Partner, Brown Brothers Harriman & Co.	1999
Harley M. Ruppert(1)	59	President, Newport Telephone Co.	2002

Directors whose terms expire in 2007 (Class I Directors)
Henry P. Hebert, Jr.	79	Owner, HP Hebert Oil Properties	2000
Thomas G. Henning(2)	45	Secretary and General Counsel of the Company	1988	(3)
Thomas J. Sullivan(1)	42	Managing Director, Investcorp, S.A.	2002

(1)	Messrs. Ruppert, Sullivan and Stadler were selected pursuant to our agreement in connection with our acquisition of IWO Holdings, Inc., to permit Investcorp, S.A., to nominate a specified number of persons for election to our Board.
(2)	William L. Henning, Jr. and Thomas G. Henning are brothers.
(3)	The date the named person first became a director of our predecessor company.
(4)	Mr. Tucker was selected pursuant to our agreement with the 1818 Fund III, LLP, to permit it to nominate at least one person for election to our Board.

Henry P. Hebert, Jr. has been since 1962 the owner of H.P. Hebert Oil Properties, which is involved in oil and gas exploration, production management and operating and producing property acquisitions. Mr. Hebert has also served as Chairman of the Board of Trustees for Lafayette General Medical Center in Lafayette, LA since 1999.

Thomas G. Henning has been General Counsel and Secretary since 1994.

Thomas J. Sullivan has been an executive of Investcorp, S.A., a global investment group (“Investcorp”), or one or more of its wholly-owned subsidiaries since April 1996. Mr. Sullivan is also a director of Werner Holding Co. (DE), Inc.

Robert W. Piper has been our President since 1995 and was named Chief Executive Officer in 2000. He was our Chief Operating Officer from 1995 to 2000.

Christopher J. Stadler has been an executive of Investcorp or one or more of its wholly-owned subsidiaries since April 1996 and is currently a member of its Steering Committee. Mr. Stadler is also a director of Werner Holding Co. (DE), Inc., and Saks Incorporated.

William L. Henning, Jr. was our Chief Executive Officer from 1988 to 2000, when he became Chairman of our Board. He was also Chairman and Chief Executive Officer of Xspedius Holding Corp. or its predecessor company from 1998 to 2002.

Lawrence C. Tucker has been a general partner of Brown Brothers Harriman & Co. since 1979 and currently is a member of the Steering Committee of the firm’s partnership. He is also a director of Trinsic, Inc., National Healthcare Corporation, VAALCO Energy Inc., Xspedius Communications Co. LLC and Xspedius Holding Corp.

Harley M. Ruppert has been employed since 1978 by Newport Telephone Company, Inc., most recently as President, and in 2000 he acquired a controlling interest in that company. Mr. Ruppert is also President and Chief Executive Officer of NTCNet Inc., the holding company of Newport Telephone Company, Inc.

Compensation of Directors

Our non-salaried directors receive cash, restricted stock and stock options in respect of their Board service. Beginning in 2004, each non-salaried director receives an annual fee of $20,000, and the audit committee chairman receives an additional $12,000 fee. Beginning in 2005, non-salaried directors will also receive $1,000 for each Board or committee meeting attended. For each year of service beginning in 2005, each non-salaried director will also receive 4,000 restricted shares of our Common Stock and options to buy 5,000 shares of our Common Stock. The restricted shares and options vest after four years from the date of grant.

In addition, Mr. Hebert received a fee of $20,000 in 2003 for serving as an independent committee in connection with our bond exchange offer.

Committees

The Board has an Audit Committee, the members of which are currently Messrs. Sullivan (Chairman), Hebert and Ruppert. The responsibilities of the Audit Committee, which held eight meetings last year, are set forth in the Charter of the Audit Committee, which was reproduced as Appendix A to last year’s proxy statement. The Board also has a Compensation Committee, the members of which are Messrs. Tucker (Chairman), Hebert and Stadler. This committee, which held 5 meetings last year, is responsible for determining the compensation of our officers and key employees and administering our incentive compensation plans. The Board does not have a nominating committee; however, a majority of our independent directors approves all nominees for election to the Board.

Board Independence and Attendance

The Board has determined that each of Messrs. Tucker, Hebert, Stadler, Sullivan and Ruppert meet the definition of independence of the NASDAQ National Market System. The Board has also determined that Thomas J. Sullivan, Chairman of the Audit Committee, meets the definition of “Audit Committee Financial Expert” within the meaning of that term as defined by the SEC. The Board does not have a policy regarding Board member attendance at the annual stockholders meeting, but such meeting is normally established in connection with a Board meeting to be held immediately after the shareholder’s meeting. All Board members but one attended the 2004 annual meeting and all are expected to attend the 2005 annual meeting.

In 2005, our independent directors plan to meet in executive sessions on a regular basis without any members of management or non-independent directors present. Stockholders and other interested parties desiring to communicate with any independent director and/or the independent directors as a group regarding us may direct such correspondence to our Secretary at 901 Lakeshore Drive, Lake Charles, Louisiana 70601.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controller. The Board has also adopted a Code of Ethics and Standards of Conduct that is applicable to all our directors, officers and employees. Both of these codes are available on the “Investor Relations” section of our internet website, www.usunwired.com. The purpose of these codes is to, among other things, deter wrongdoing and promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations and accountability.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the beneficial ownership of our outstanding Common Stock as of February 15, 2005, by each director and nominee for director and each current executive officer identified under the heading “Executive Compensation—Summary of Executive Compensation” (“Named Executive Officers”) and by all directors and current executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated in this table or the notes under “Stock Ownership of Certain Beneficial Owners,” the securities shown are held with sole voting and investment power.

Beneficial Owner	Number of Shares		Percent

Directors and Nominees

Henry P. Hebert, Jr.	20,000	(1)	*

Thomas G. Henning	10,900,410	(1)	6.65

Robert W. Piper	1,123,311	(1)	*

William L. Henning, Jr.	10,265,720	(1)	6.27

Lawrence C. Tucker	10,038,418	(2)	6.13

Harley Ruppert	704,508	(3)	*

Christopher Stadler	0		*

Thomas Sullivan	0		*

Named Executive Officers Who are Not Directors

Jerry E. Vaughn	747,143	(1)	*

Michael D. Bennett	194,110	(1)	*

Paul J. Clifton	202,344	(1)	*

All Directors and Executive Officers as a group (11 persons)	34,195,964		20.88

*	Less than one percent
(1)	Includes shares of Common Stock that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. Hebert, 5,000 shares; Mr. Thomas G. Henning, 771,502 ; Mr. Piper, 1,020,084; Mr. William Henning, Jr., 1,426,308; Mr. Vaughn, 747,143; Mr. Bennett, 194,110; and Mr. Clifton 202,344.
(2)	Consist of shares owned by the 1818 Fund III, LLP. See note 6 under “Stock Ownership of Certain Beneficial Owners.”
(3)	Consist of shares owned by Newport PCS Inc., a subsidiary of Newport Telephone Company, of which Mr. Ruppert is President, and 61,337 shares Newport PCS has the right to acquire pursuant to currently exercisable warrants.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following, to our knowledge, are the only beneficial owners of more than 5% of our outstanding Common Stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 as of February 15, 2005. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Number of Shares		Percent

William L. Henning	8,905,404	(1)	5.44

William L. Henning, Jr.	10,265,720	(2)	6.27

John A. Henning	9,454,347	(3)	5.77

Thomas G. Henning	10,900,410	(4)	6.65

Lawrence C. Tucker	10,038,418	(5)	6.13

The 1818 Fund III, L.P.	10,038,418	(5)	6.13

(1)	Includes 111,838 shares held by William L. Henning as custodian for the minor children of Thomas G. Henning, 4,334,528 shares owned by his wife and 2,634,842 shares owned by Cameron Communications LLC, all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership and 79,956 shares he has the right to acquire pursuant to options currently exercisable or exercisable within 60 days. William L. Henning’s address is 101 E. Thomas Street, Sulphur, LA 70663.
(2)	Includes 1,426,308 shares he has the right to acquire pursuant to options and his proportionate interest in 177,427 shares held by a general partnership. Mr. Henning’s address is 901 Lakeshore Drive, Lake Charles, LA, 70601.
(3)	Includes 79,956 shares he has the right to acquire pursuant to options and his proportionate interest in 177,427 shares held by a general partnership. Mr. Henning’s address is 101 E. Thomas Street, Sulphur, LA, 70663.
(4)	Includes 422,523 shares held as custodian for the minor children of John A. Henning and William L. Henning, Jr., of all of which shares he disclaims beneficial ownership, and 771,502 shares he has the right to acquire pursuant to options. Excludes 111,838 shares held by William L. Henning, as custodian for the minor children of Thomas G. Henning. Also includes 1,241,992 shares held as trustee for the minor children of William L. Henning, Jr. and John A. Henning, 620,996 shares held as trustee for his minor children, and 10,000 shares held as custodian for his minor children, all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership. Thomas G. Henning’s address is 901 Lakeshore Drive, Lake Charles, LA 70601.
(5)	Mr. Tucker, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, may be deemed to be the beneficial owner of shares held by The 1818 Fund due to his role as a co-manager of The 1818 Fund. Mr. Tucker disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein. The address of the 1818 Fund is 63 Wall Street, New York, NY 10021.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table summarizes, for the last three years, the compensation of our Chief Executive Officer and of certain other of our executive officers whose annual compensation was over $100,000, in all capacities in which they served.

Name and Principal Position	Year	Annual Compensation						Securities Underlying Options
		Salary		Bonus		Other Annual Compensation
Robert W. Piper President and Chief Executive Officer	2004 2003 2002	$ $ $	329,230 299,999 293,269	$ $ $	576,799 187,500 0	$ $ $	52,300 6,000 5,500	150,000 150,000 150,000

Jerry E. Vaughn Chief Financial Officer	2004 2003 2002	$ $ $	260,230 228,638 214,615	$ $ $	473,660 144,375 0	$ $ $	7,100 6,600 6,550	350,000 150,000 75,000

Thomas G. Henning Secretary and General Counsel	2004 2003 2002	$ $ $	190,576 165,599 160,961	$ $ $	194,000 136,125 0	$ $ $	600 600 600	50,000 50,000 50,000

Michael D. Bennett (1) Senior Vice President of Sales and Distribution	2004 2003 2002	$ $ $	168,860 164,346 158,964	$ $ $	154,212 82,618 0	$ $ $	6,964 6,404 5,912	40,000 40,000 50,000

Paul J. Clifton Chief Technical Officer	2004 2003 2002	$ $ $	155,104 117,845 109,537	$ $ $	141,613 127,458 0	$ $ $	6,700 5,892 5,500	40,000 40,000 40,000

(1)	Mr. Bennett was first appointed to his current position in January, 2003. Before then, he was Vice President—Southern Sales and Operations from April 2002 to January 2003, Vice President and Chief Operating Officer from August 2001 until April 2002 and General Manager of Wireless Operations from January 2000 until August 2001.

In 1996, we loaned Robert W. Piper, Chief Executive Officer of the Company $31,500, with interest at 5.98% per annum. Interest accrued since the date of the loan was $14,316 as of March 31, 2004. As part of the Key Employee Retention Plan described below, Mr. Piper’s loan and all accrued interest were forgiven on March 31, 2004.

We have employment contracts with each of Messrs. William L. Henning, Jr., Robert W. Piper, Thomas G. Henning, Jerry E. Vaughn and Michael D. Bennett for terms of three years (two years in the case of Mr. Bennett), automatically renewable each year unless we notify the employee within 120 days of a renewal date that the contract will not be renewed. If during the employment term we terminate the employee without Cause, as defined, or he terminates his employment for Good Reason, as defined and including any Change of Control of us, we must pay him in a lump sum approximately three times (two times in the case of Mr. Bennett) his salary and bonus and provide him with other benefits, and any stock options granted him will vest. The employee has agreed not to compete with us for two years after any termination of employment.

We adopted in 2003 a Key Employee Retention Plan under which certain of our key employees, including our Chief Executive Officer and our Chief Financial Officer, are eligible to receive retention payments if they remain employed by us. The plan is administered by the Compensation Committee, which determined the employees who are eligible to participate.

Payments under the plan were made in March, 2004 and will be made for the period ended March 31, 2005. The amount of an employee’s payment will be determined by the Committee, based on the employee’s performance during the past year. Payments can range from 40% to 50% of base salary for the Chief Executive Officer and employees who report to him, and from 30% to 40% of base salary for other key employees. The Chief Executive Officer was also entitled to have any loans he has received from us forgiven in addition to his retention payment.

We will pay 100% of an employee’s retention payment with respect to 2005 as soon as practicable following the award. With respect to 2004, we have paid 85% of each employee’s retention payment and we will pay the remaining 15% on the soonest practicable date after the earlier of (i) March 31, 2005 or (ii) the employee’s death, disability or involuntary termination by us other than for cause.

Employees cease to participate in the plan if they voluntarily terminate their employment with us, if we terminate their employment for cause, or if the employee dies or becomes disabled. However, if an employee dies, becomes disabled or is terminated by us other than for cause before the end of a plan year, we will pay the employee his or her entire retention payment for that year, and any payments for prior awards that we have deferred. Employees who voluntarily terminate their employment or who we terminate for cause will not be paid any further retention payments and will forfeit any payments that we have deferred.

The total amount of payments made under the employee retention plan may not exceed $1,900,000.

Stock Option Grants

The following table contains information concerning the grant of stock options to purchase shares of Common Stock to the current Named Executive Officers during 2004. The options are exercisable in 25% annual increments beginning one year from the date of grant, unless accelerated by the Compensation Committee or in the event of a change in control of us. Except for options for 150,000 shares granted to Mr. Vaughn, all options were awarded at an exercise price equal to the average closing price of the Common Stock for the 10 days preceding the date of grant, and expire on January 27, 2004. 150,000 of Mr. Vaughn’s options were awarded at an exercise price of $1.13, as determined by the Compensation Committee pursuant to the 1999 Equity Incentive Plan, and expire on June 24, 2014.

Name	No. of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise Price	Expiration Date	Potential Realizable Value of Options at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
Robert W. Piper	150,000	7.95%	$1.85	2/27/2014	$174,518	$442,263
Jerry E. Vaughn	200,000	10.60%	$1.85	2/27/2014	$232,691	$589,684
	150,000	7.95%	$1.13	6/24/2014	$106,597	$270,139
Thomas G. Henning	50,000	2.65%	$1.85	2/27/2014	$58,172	$147,421
Michael D. Bennett	40,000	2.12%	$1.85	2/27/2014	$46,538	$117,936
Paul J. Clifton	40,000	2.12%	$1.85	2/27/2014	$46,538	$117,936

Option Holdings

The following table contains information with respect to the Named Executive Officers concerning unexercised options held as of December 31, 2004. No options were exercised by any of them in the year.

Name	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options
	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert W. Piper	882,584	362,500	$2,143,006	$986,250
Jerry E. Vaughn	628,393	362,500	$872,452	$1,129,625
Thomas G. Henning	725,252	121,250	$2,018,506	$328,750
Michael D. Bennett	156,610	100,000	$50,350	$263,550
Paul J. Clifton	253,844	76,250	$243,775	$261,350

CERTAIN TRANSACTIONS

William L. Henning, the beneficial owner of more than 5% of our Common Stock, and William L. Henning, Jr., and Thomas G. Henning, our officers and directors are officers and directors of Cameron Communications, LLC (“Cameron”), a limited liability company engaged primarily in the wireline communications business, and William L. Henning is Cameron’s principal shareholder. Cameron is also a shareholder of Xspedius Holding Corp. (“Xspedius”), a corporation engaged primarily in the competitive local exchange business. William L. Henning, Jr., Chairman of our Board, is the former Chairman and Chief Executive Officer of Xspedius. The 1818 Fund is a principal shareholder of Xspedius, and Lawrence C. Tucker, one of our directors and an executive of the 1818 Fund, is also a director of Xspedius. We, Cameron, Xspedius and subsidiaries have agreements with one another and with other companies under common control, as described below.

We lease office space to Xspedius, which paid us $413,000 in rent in 2004. Xspedius provides internet, circuit and voicemail services that we use and also resell to our cellular and digital subscribers, for which we paid $1,490,000 in 2004. We divested our cellular operations in early 2004.

Cameron provides circuit and interconnect services to us and was paid $255,000 in 2004. We lease tower space from and paid Cameron $71,000 in rent in 2004. We also purchased long distance service from Cameron and resold that service to our cellular customers. We paid rates for this service that were comparable to rates at similar volumes charged by Cameron to other customers and competitive with rates that we would have expected to pay for similar service from an unaffiliated third party. We paid Cameron approximately $49,000 in 2004 for long distance service. In 2004, Cameron purchased two tower sites from us for $254,013 and assumed the leases associated with those sites.

We use, for a rate of $3.00 per air mile, a Beechraft RK-12 aircraft owned by Cameron. We paid Cameron approximately $30,000 in 2004 for these flight services.

Unibill, Inc. (“Unibill”), a wholly owned subsidiary of Cameron, provides bill processing and related services for us. For these services, Unibill received approximately $1,668,000 from us in 2004. Effective January 16, 2004, we agreed to lease office, equipment and warehouse space from Unibill for 60 months. In 2004 we paid Unibill $154,000 under this lease.

In 2004, we paid Brown Brothers Harriman & Co., of which Mr. Lawrence C. Tucker, one of our directors is an executive officer, $1,189,000 for investment banking services rendered in 2003 and 2004.

We believe that the terms of each of the foregoing arrangements are no less favorable to us than would be expected in comparable arrangements with unaffiliated third persons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

The Compensation Committee is composed of Messrs. Tucker (Chairman), Hebert and Stadler. No member of the Compensation Committee has ever been an officer or employee of us or any of our subsidiaries.

THE COMPENSATION COMMITTEE’S REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Responsibilities

The Compensation Committee’s basic responsibilities include: (1) encouraging the achievement of our performance goals by providing compensation that directly relates to the performance of individual and corporate objectives, (2) establishing compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive and (3) promoting a direct relationship between compensation and company performance by facilitating executive stock ownership through stock option and other equity participation.

In particular, the Compensation Committee reviews and determines our executive compensation strategy, compensation for the Chief Executive Officer and our other senior executives, and administers stock incentive and other compensation and benefit plans.

Compensation Philosophy

We operate in the extremely competitive and rapidly changing telecommunications industry. The Compensation Committee believes that compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated financial and other performance targets, individual contributions and other performance relative to that of our competitors. We have a “pay for performance” philosophy that rewards executives for long-term strategic management and enhancement of shareholder value. Within this overall philosophy, the Committee’s objectives are to:

•	offer a total compensation program that is competitive, taking into consideration the compensation practices of other companies.

•	provide annual incentive compensation awards that take into account our overall performance against corporate objectives, as well as individual contributions.

•	align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

Our compensation program for executives consists of three key elements: (1) base salary, (2) performance based annual incentive awards and (3) long term, equity-based incentive awards.

The Compensation Committee determines these three key elements for executives with the assistance of our Human Resources staff.

Base Salary.    The base salary for each executive is determined at levels for comparable positions at other companies.

Annual Incentive Awards.    To reinforce the attainment of our goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay. For fiscal year 2004, certain goals were established by the Compensation Committee for our Chief

Executive Officer and by him for the other executives at the beginning of the fiscal year. The primary goals established related to financial performance and subscriber additions. In fiscal year 2004, we achieved the targets, and awards paid to executives reflected those results, plus individual accomplishments of both corporate and functional objectives.

Long-Term, Equity Based Incentive Awards.    The goal of our long-term, equity-based incentive awards is to align the interests of executives with shareholders and to provide each executive with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. The Compensation Committee plans to make annual awards of long-term, equity-based incentives to executives and other employees in 2005.

CEO Compensation

The 2004 annual base salary for Mr. Piper of $340,000 was established by the Committee in February, 2003. The Compensation Committee will review our performance and will assess the market data for chief executive officers of other comparable companies to ensure that Mr. Piper’s compensation is consistent with the Committee’s stated compensation objectives.

The structure of Mr. Piper’s compensation is based in part on comparisons to the compensation of executives in similar positions with other companies in the industry, as well as Mr. Piper’s level of responsibility, experience and contribution to our business objectives and the Committee’s assessment of our operations. The Committee also believes that the structure of Mr. Piper’s compensation, with its emphasis on our performance, is in the best interest of our stockholders because it more closely aligns the interests of Mr. Piper and our stockholders. Mr. Piper received a 2004 bonus because the Company achieved all of the performance targets set by the Compensation Committee.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Stock option grants under our Incentive Stock Plan have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance-based compensation which is not subject to the $1 million deduction limitation. It is the Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

By the Members of the Compensation Committee:

Lawrence C. Tucker

Henry P. Hebert, Jr.

Christopher J. Stadler

Performance Graph

The following Performance Graph compares our cumulative total stockholder return on our Common Stock for the period beginning May 23, 2000 (the first day of trading after our initial public offering) with the cumulative total return on the NASDAQ Stock Market (NASDAQ Bulletin Board following May, 2003) and the NASDAQ Telecommunications Index, assuming the investment of $100 on May 23, 2000, at closing prices on that day and each December 31 thereafter.

Cumulative Total Returns as of December 31,

Cumulative Total Returns:

Index	5/23/00	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
US Unwired	100.0	45.1	99.3	4.8	8.9	46.3
NASDAQ Stock Market	100.0	78.1	61.6	42.2	63.3	68.7
NASDAQ Telecommunications	100.0	66.6	34.0	15.6	26.4	28.5

Historical prices for us, the NASDAQ Stock Market and the NASDAQ Telecommunications Index were obtained from YAHOO! Finance.

RELATIONSHIP WITH INDEPENDENT

PUBLIC ACCOUNTANTS

General

Our consolidated financial statements for 2003 and 2004 were audited by the firm of Ernst & Young, LLP, which will remain as our auditors until replaced by the Board upon the recommendation of the Audit Committee. Representatives of Ernst & Young, LLP, are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

Fees

The following is a summary of the fees billed to us and our subsidiaries by Ernst & Young, L.L.P. for professional services rendered.

	Year ended December 31,
	2004		2003
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees	$1,035,270	69%	$636,997	61%
Audit-related fees	$294,455	20%	$61,250	6%
Tax fees	$169,000	11%	$351,500	31%
All other fees	$0	0%	$0	0%

Total fees	$1,498,725	100%	$1,049,747	100%

Fees for audit services include fees associated with the annual audit and the reviews of our quarterly reports on Form 10-Q, including the required annual audit and reviews of quarterly reports of Form 10-Q for our then subsidiary, IWO Holdings, Inc., services that are normally provided by the independent auditor in connection with statutory and regulatory filings, as well as Section 404 attest services or engagements and services that generally only the independent auditors can provide. Audit-related fees principally include due diligence in connection with restructuring plans, accounting consultations, and employee benefit plan audits. Tax fees include tax compliance, tax advice and tax planning, including property tax compliance and consulting services.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit and permissible non-audit services provided by the independent auditors are pre-approved by our Audit Committee. These services may include audit services, audit-related services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board is composed of three non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NASDAQ Stock Market and the Securities and Exchange Commission (the “SEC”) as to independence, financial literacy and experience, or are otherwise qualified to serve.

The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Board in May, 2000, revised in March, 2004, and reproduced as Appendix A to our proxy statement for our annual meeting of stockholders held on April 27, 2004. This is a report on the Committee’s activities relating to fiscal year 2004.

The Audit Committee reviewed and discussed the audited financial statements with our management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the independent auditors the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as currently in effect. The Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors’ independence and has considered the compatibility of non audit services with the auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal auditor with management present and with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and filed with the SEC.

By the members of the Audit Committee:

Thomas J. Sullivan

Henry P. Hebert, Jr.

Harley Ruppert

OTHER MATTERS

Proposed Amendment to Equity Incentive Plan

At the Meeting, we will ask the stockholders to approve an amendment to the Amended and Restated US Unwired Inc. 1999 Equity Incentive Plan (the “Plan”) increasing the authorized shares under the Plan by 4,500,000 shares (the “Amendment”). The Board has determined that the Amendment is desirable for us at this time inasmuch as only 1,696,596 shares remain available for grant under the Plan. The purpose of the Plan is to increase shareholder value and to advance our interests by furnishing a variety of economic incentives designed to attract, retain and motivate employees, directors and consultants and to strengthen the mutuality of interests between such persons and our stockholders. The full text of the Plan is attached as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2000, which was filed with the SEC on March 26, 2001.

The Plan currently provides that up to 12,259,920 shares of Common Stock may be awarded in stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and other stock-based awards, subject to adjustment as provided in the Plan. Under the Plan at February 15, 2005, no shares of restricted stock had been awarded and options to purchase 9,913,817 shares of Common Stock were outstanding. At that date, options to purchase 682,630 shares had been exercised. We currently have total outstanding options or restricted stock with respect to 9,913,817 shares, or 6.05 percent of our outstanding Common Stock and 5.7 percent of our outstanding Common Stock plus Plan shares.

The Board has approved a proposed amendment to the Plan that would increase the number of shares available under the Plan by 4,500,000 shares, to a total of 16,759,920 shares, subject to future adjustment as provided in the Plan. The Board has recommended this amendment so that it can continue to reward officers, directors, other key employees and consultants with the opportunity to acquire a proprietary interest in us as an additional incentive to promote its success.

Adoption of the proposed amendment to the Plan requires the affirmative vote of the holders of a majority of the outstanding shares present or represented at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE PLAN.

Quorum and Voting of Proxies

The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by a plurality vote, and the Amendment will require the affirmative vote of the holders of a majority of the outstanding shares present or represented at the Meeting. Abstentions will have no effect on the election of directors and will have the effect of a vote against the Amendment. Broker non-votes (described below) will have no effect on the election of directors or the Amendment.

A broker or nominee holding shares registered in its name, or in the name of its nominee, that are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner’s shares with respect to the election of directors. However, the broker or nominee does not have discretion to vote the beneficial owner’s shares with respect to the proposal to amend the Plan. Shares as to which a broker or nominee does not vote on a matter are referred to as broker non-votes on that matter. Broker non-votes will be counted as present at the Meeting for purposes of determining a quorum but will not be counted as present for purposes of determining whether the proposal to amend the Plan has been approved.

If a quorum is not present, the stockholders present may adjourn the Meeting from time to time, without notice, other than an announcement at the Meeting, until a quorum is present. At any such adjourned Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original Meeting and, whether or not a quorum is present, directors will be elected at such adjourned meeting.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting in accordance with the directions set forth on the proxies. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, (ii) FOR THE PROPOSED AMENDMENT TO THE PLAN, AND (iii) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Stockholder Proposals

Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 2006 annual meeting of stockholders must forward such proposal to the Secretary at the address set forth on the first page of this Proxy Statement in time to arrive before November 22, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the SEC reports of beneficial ownership and reports of changes in ownership and to furnish us copies of all such reports. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for the year ended December 31, 2004, and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to the year, except that Michael D. Bennett was late in filing his initial ownership report and late in reporting six grants of options for our Common Stock, Paul J. Clifton was late in filing his initial ownership report and late in reporting one purchase of our Common Stock and seven grants of options, Jerry E. Vaughn was late in reporting nine grants of options, Robert W. Piper was late in reporting seven grants of options, Thomas G. Henning was late in reporting seven grants of options and William L. Henning, Jr. was late in reporting seven grants of options.

Other Matters

The Board does not know of any matters to be presented at the Meeting other than the election of directors and the proposal to amend the Plan. However, if other matters do properly come before the Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors

Thomas G. Henning

Secretary

Lake Charles, Louisiana

March 16, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

US UNWIRED INC.

April 26, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯Please detach along perforated line and mail in the envelope provided.¯

The Board of Directors recommends a vote for all nominees listed below and for approval of the amendment to the US Unwired Inc. 1999 Equity Incentive Plan.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES
☐	FOR ALL NOMINEES	o	Robert W. Piper

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o	Christopher J. Stadler

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

		FOR	AGAINST	ABSTAIN
2.	Approval of proposal to amend the Plan.	☐	☐	☐

3.	In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

US UNWIRED INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 26, 2005

The undersigned hereby appoints Thomas G. Henning and Kris Hickingbottom, or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of US Unwired Inc. that the undersigned is entitled to vote at the annual meeting of stockholders to be held April 26, 2005, and any adjournments thereof.

Please specify your choices by marking the appropriate box. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, (ii) FOR THE PROPOSED AMENDMENT TO THE PLAN, AND (iii) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)